EXHIBIT 99.1

SOURCE PETROLEUM SIGNS BINDING LETTER OF INTENT TO ACQUIRE FUEL-X INTERNATIONAL INC.

Calgary, Alberta. January 3, 2007 - Source Petroleum, Inc. (OTC:SOPO) (“Source Petroleum” or the “Company”) is pleased to announce the it has executed a binding letter of intent with Fuel-x International Inc as of December 30, 2006 to acquire all of the assets of Fuel-x International Inc. The transaction will be subject to approval from both the Source and Fuel-x shareholders as well as regulatory approval. The two companies expect to conclude a Definitive Agreement on or before January 12, 2007, at which time full details of the transaction will be released.

“Source Petroleum believes the acquisition will provide critical mass and tremendous growth potential, both domestically and internationally for all shareholders”, stated Sam Charanek, CEO of Source. “the resulting company will have key management and board personnel with extensive oil and gas experience with large international companies such as Centurion Energy International, Saudi Aramco, Gulf Indonesia, PetroChina, Provident Energy Trust, and PetroKazahkstan. Management and Board also bring public company experience, start-up oil and gas experience, and decades of industry expertise domestically and internationally”.

Andre Arrata, CEO of Fuel-x stated, “the combination of the assets from Source and Fuel-x will create an entity which holds assets with international size and scope. The new entity will have production which can be increased in the near term offering excellent cash flow growth with additional development growth through gas commercialization in Indonesia and the heavy oil asset in Alberta, Canada. Our exploration acreage also offers significant growth potential for the future. The management and Board of Fuel-x are excited with the transaction as we believe the two entities offer excellent synergy”.

Source/Fuel-x combined will have oil production of approximately 300 bbl/d. Near term plans focus on development activity surrounding the producing field as well as plans to increase production through two large assets; a gas project [320 bcf gross, Indonesia] nearing commercialization, and heavy oil project [300mmbbl gross OOIP, Northern Alberta].

Once shareholder approval is received the transaction will offer the Fuel-x shareholders a conversion into Source shares at a predetermined conversion ratio. The existing convertible debentures held in Fuel-x would also convert into common shares of Source at a predetermined conversion ratio while the term loan would be eliminated through a combination of cash and common shares. It is expected that an information circular outlining in detail the terms of the transaction will be distributed to each group of shareholders after Source Petroleum completes its change of domicile from the State of Nevada to Alberta, Canada.

Background on Fuel-x

Fuel-x International Inc., headquartered in Calgary, Alberta, Canada is a private junior international oil and gas exploration and production company founded in April 2005. The company has successfully raised in excess of CAD $45 million since inception. The proceeds raised were used in acquiring current production, development and exploration assets in South East Asia. Fuel-x owns a 30% working interest in the Tungkal PSC located onshore Sumatra, Indonesia which is currently on production and a 50% working interest in the Sebuku PSC located offshore Makassar Straits, Indonesia which contains a gas discovery with certified contingent resources. Both PSCs are operated by Pearl Energy Limited ("Pearl"). Company management and directors have significant experience in international oil and gas activities in over 80 countries. The Company has focused its activities in Southeast Asia and is planning to expand into a second core area within the next 12 to 18 months.

Background on Source Petroleum

Source Petroluem Inc. is a publicly traded company on the over the counter bulletin board in the United States under the symbol SOPO. Source Petroleum holds a 37% working interest in the Woking gas prospect in central Alberta as well as a 50% working interest in the Harmon Valley in the Peace River heavy oil district.

For further information on this News Release please contact:

Sam Charanek, CEO	OR	Andre Arrata, CEO
Source Petroleum Inc.		Fuel-x International Inc.
www.source_petroleum.com	www. fuel-x.ca
Tel: (403) 444 2893 x223		Tel: (403) 532 1883 x23

Except for the historical and present factual information contained herein, the matters set forth in this release include statements of management's current expectations. Statements identified by words such as "expects," "projects," "plans," "believes," "estimates," "may" and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, include the statement that we believe the Source/Fuel-x combined company will have oil production of approximately 300 bbl/d, that the Indonesia property will have 320 bcf gross of gas and that there is a potential ooip reserve of 300 million bbl grosss in the northern Alberta property, are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the historical data may be inaccurate or misinterpreted, the anticipated benefits from our operations cannot be fully realized, the possibility that commodity prices, costs or difficulties related to the conduct of its business will be greater or lesser than expected, and the impact of competition and other risk factors relating to our industry will be greater than expected, all as detailed from time to time in the company's reports filed with the SEC. The company disclaims any responsibility to update these forward-looking statements.